(a)(18)

                         SANFORD C. BERNSTEIN FUND, INC.

                              ARTICLES OF AMENDMENT


     Sanford C. Bernstein Fund, Inc., a Maryland corporation (the "Corporation") with its principal corporate offices in the State of Maryland in Baltimore, Maryland, hereby certifies to the Maryland State Department of Assessments and Taxation as follows:

         FIRST: That the Board of Directors of the Corporation adopted the following resolution at a meeting duly held on February 26, 2003, for amendment of the Articles of Incorporation of the Corporation:

                           RESOLVED, that the filing of appropriate Articles of
                  Amendment to the Articles of Incorporation of the Corporation effecting the redesignation of the current shares of the Short Duration Plus Portfolio to the Short Duration Plus Class is hereby authorized and approved and the appropriate officers of the Fund be, and they hereby are, authorized and instructed to take any and all such actions as they deem necessary or advisable in connection with the filing and implementation of said Articles of Amendment, including the filing of appropriate Articles of Amendment with the Maryland State Department of Assessments and Taxation; and

         SECOND: That pursuant to the above resolution of the Board of Directors of the Corporation, the existing shares of the Short Duration Plus Portfolio shall be, and it hereby is, designated as the Short Duration Plus Class.

         THIRD: That the amendment is limited to a change expressly permitted by
         Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders and that the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

         FOURTH:  These Articles shall be effective on May 15, 2003.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested by its Secretary on this 29th day of April, 2003.

WITNESS/ATTEST:                             SANFORD C. BERNSTEIN FUND, INC.



         /s/ Edmund P. Bergan, Jr.          By:      /s/ Roger Hertog
Name:    Edmund P. Bergan, Jr.              Name:    Roger Hertog
Title:   Secretary                          Title:   President

     THE UNDERSIGNED, President of Sanford C. Bernstein Fund, Inc., who executed on behalf of the Corporation the Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                    SANFORD C. BERNSTEIN FUND, INC.



                                    By:      /s/ Roger Hertog
                                    Name:    Roger Hertog
                                    Title:   President


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